Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Trustreet Properties, Inc. of our report dated March 4, 2005, except for the last paragraph of Note 1, as to which the date is September 9, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of CNL Restaurant Properties, Inc. which appears in Trustreet Properties, Inc.'s Current Report on Form 8-K/A dated March 4, 2005 and filed on September 9, 2005. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Orlando, Florida
October 26, 2005